Exhibit 10.48

PROMIS NEUROSCIENCES
1920 YONGE ST.
TORONTO, ONTARIO, M4S 3E2, CANADA

September 12, 2022

Mr. Eugene Williams

Dear Gene,

This agreement (the “Strategic Services Agreement” or the “Agreement”) is between you and ProMIS Neurosciences Inc., a corporation existing under the federal laws of Canada with a registered address at 1920 Yonge St., Suite 200, Toronto, Ontario, M4S 3E2 (the “Company”).

You currently serve the Company as its Chief Executive Officer pursuant to an agreement with the Company dated December 21, 2021 (the “Employment Agreement”). You also serve as a member of the Company’s Board of Directors (the “Board”).

As you know and as contemplated by the Employment Agreement, the Company has identified a new Chief Executive Officer. That new Chief Executive Officer is expected to commence employment on or about September 19, 2022 (such actual commencement date, the “New CEO Start Date”). This Strategic Services Agreement addresses your role with the Company upon and following the New CEO Start Date, to ensure that the Company continues to receive the benefit of your knowledge and experience as it relates to the Company’s business. The effectiveness of this Agreement is conditioned on your continued employment under the Employment Agreement through the New CEO Start Date.

1.            Role as Non-Executive Chairman. On the New CEO Start Date, you will resign as Chief Executive Officer and as an employee of the Company, and you will become non-executive Chairman of the Board, a non-employee role. You will receive compensation as non-employee Chairman based on the compensation policy for the Company’s non-employee directors as approved by the Board from time to time. Currently, that compensation will be $50,000 per year. You will not be eligible for severance under the Employment Agreement.

2.            Strategic Advisor to the Board. In addition, during the “Consulting Period” (as defined below), you will serve as a consultant to the Board providing such reasonable services of an advisory or consulting nature with respect to the Company’s business as the Board may reasonably call upon you to furnish, subject to your health, family, and other business commitments. During the Consulting Period: (i) you shall be available upon reasonable notice and at reasonable times for periodic consultations, either in person or by telephone/video conference, not to exceed 40 hours in any calendar month; (ii) in performing consulting services, you shall not be an employee of the Company but shall act in the capacity of independent contractor, and (iii) you shall not be required to render such services during Company holidays, vacation periods, or times of illness, disability or other incapacity. The “Consulting Period” means the period beginning on the New CEO Start Date and ending on the third anniversary of the New CEO Start Date, but ending earlier if: (w) you provide the Board with written notice that you have resigned from this role, (x) the Board terminates your service under conditions that would have been “Cause” as defined under the Employment Agreement (other than clause (iv) in that “Cause” definition related to your failure to fulfill the role of CEO), (y) the Board terminates your service because of your permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and (z) your death. Service in this role will count as service towards vesting and exercisability of any outstanding equity compensation awards from the Company, including awards granted to you as an employee before the New CEO Start Date. In exchange for these services, the Company shall pay you a consulting fee during the Consulting Period of $225,000 per year, payable in equal monthly installments in arrears (no later than 30 days after the end of each month).

3.            Coordination with Restrictive Covenants. You entered an Employee Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenants Agreement”) with the Company in connection with the Employment Agreement. You agree that your obligations under the Restrictive Covenants Agreement continue to apply during the Consulting Period, and that the applicable post-service restricted periods under the Restrictive Covenants Agreement will begin at the end of the Consulting Period.

4.            Miscellaneous. This Agreement contains the entire agreement between you and the Company with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives. The resolution of any disputes under this Agreement will be governed by the laws of the Commonwealth of Massachusetts. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any. This Agreement is executed in multiple originals, each of which shall be deemed an original hereof.

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If you agree with the provisions of this Agreement, please sign this Agreement in the space provided below and return it to the chair of the ProMIS Neurosciences Inc. Nominating/Governance committee, at your earliest convenience.

Very Truly Yours,

ProMIS Neurosciences Inc.

By:	/s/ Richard Gregory
	Name:	Richard Gregory
	Title:	Chair of the Compensation Committee

ACCEPTED AND AGREED TO:

Date:	September 12, 2022	/s/ Eugene Williams
Name: Eugene Williams

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